Exhibit 99.1
Aurinia Board of Directors Announces Exploration of Strategic Alternatives to Maximize Shareholder Value
In Addition, Board has Accepted Recent Director Resignations and has Initiated a Search for New Directors

EDMONTON, Alberta—June 29, 2023—Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (“Aurinia” or the “Company”) today announced that its Board of Directors has initiated an exploration of strategic alternatives. As part of this process, the Board will consider a wide range of options for the company including, but not limited to, a potential sale, merger, or other strategic transaction.

There can be no assurance that this process will result in the company pursuing a particular transaction or other strategic outcome. Aurinia has not set a timetable for completion of this process, and it does not intend to disclose further developments unless and until it determines that further disclosure is appropriate or necessary.
To assist in the review process, Aurinia has retained JP Morgan as its financial advisor, Skadden, Arps, Slate, Meagher & Flom, LLP as its US legal counsel, and Borden Ladner Gervais LLP as its Canadian legal counsel.
Additionally, Aurinia’s Board of Directors has accepted the resignations of George Milne and Joseph Hagan, who received less than majority support during the May 17th annual general meeting. To ensure a diverse and qualified pool of candidates, Aurinia has retained Korn Ferry, a global organizational talent firm, to assist in the search for two new directors.
Aurinia remains committed to transparent and responsive business practices that reflect the best interests of the Company, our shareholders, and other key stakeholders, including our patients, healthcare providers, and our employees.
About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations with a high unmet medical need that are impacted by autoimmune, kidney and rare diseases. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally.
Forward-Looking Statements
This press release may include forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “continued,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “growth,” “objective,” “remain optimistic,” “improve,” “progress,” “path toward,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to not occur or differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Aurinia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in other filings with the Securities and Exchange Commission (the “SEC”). The inclusion of a forward-looking statement herein should not be regarded as a representation by Aurinia that Aurinia’s objectives will be achieved. Any forward-looking statements speak only as of the date of this press release. Aurinia undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements.
Investor Contact:
Aurinia@westwicke.com
Media Inquiries:
Andrea Christopher
Corporate Communications Director, Aurinia
achristopher@auriniapharma.com